Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Reports Full Year Fiscal 2022 Financial Results
and Provides Business Update

Vancouver, BC – September 23, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, today reported financial results for the fiscal year ended June 30, 2022.

Conference Call & Webcast:

Friday, September 23, 2022, at 10:00 AM Pacific Time, 01:00 PM Eastern Time Registration Link: https://register.vevent.com/register/BIa76ceda464264b3cae0b5ddb6e76a511 Webcast Link: https://edge.media-server.com/mmc/p/cnawzqhu (Webcast replay available for 12 months)

To access the call by phone, please go to the registration link and you will be provided with dial in details. To avoid delays, we encourage participants to register a day in advance or at a minimum 15 minutes before the start of the call.

The Company’s full financial statements and related MD&A for the fiscal year ended June 30, 2022, will be available at www.inmedpharma.com and at www.sedar.com.

Eric A. Adams, InMed CEO, states, “In the final quarter of our fiscal 2022, as well as throughout the previous fiscal year, we have made important advancements in our pharmaceutical drug development programs, including expanding our Phase 2 clinical trial for the treatment of symptoms related to epidermolysis bullosa to include adolescents, and initiating a research collaboration agreement to further screen cannabinoid analogs for potential therapeutic uses. As announced on September 8, 2022, we have made the decision reduce the efforts of our subsidiary, BayMedica, to pursue commercialization of rare cannabinoids in the health & wellness sector. Moving forward, the Company is realigning its focus and resources towards advancing our pharmaceutical drug development programs with the aim of achieving important milestones in the coming quarters and year.”

Business Update

Pharmaceutical Development Programs

INM-755 for the treatment of Epidermolysis Bullosa (“EB”)

Enrollment and patient treatment in the Company’s Phase 2 clinical trial, 755-201-EB, continued throughout the fourth quarter and, to date, nine patients been enrolled and completed treatment in the study. The 755-201-EB study is designed to enroll up to 20 patients. InMed is evaluating the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and wound healing over a 28-day treatment period. This study marks the first time cannabinol (“CBN”) has advanced to a Phase 2 clinical trial to be investigated as a therapeutic option to treat a disease.

In the fiscal fourth quarter, based on the safety data of the first five adult patients who completed treatment with INM-755 CBN cream for the treatment of EB in the Phase 2 clinical trial, an independent Data Monitoring Committee (“DMC”) agreed it is safe to allow the enrollment of adolescent patients, defined as persons aged twelve to seventeen. The first adolescent patient with EB has been enrolled into the clinical trial and has completed treatment at the clinical site in Greece during the summer.

Following a period of downtime during the summer months, patient screening and enrollment has now recommenced at sites across Europe. The Company anticipates that the inclusion of adolescents will have a positive impact on the enrollment rate for the remainder of the clinical trial. Enrollment is anticipated to complete during the calendar year 2022.

InMed’s Phase 2 clinical trial now has nine clinical trial sites fully activated to screen and enroll patients. Two more sites are expected to be fully activated soon. The clinical trial is taking place in seven countries including Austria, Germany, Greece, France, Italy, Israel and Spain.

INM-088 for the treatment of glaucoma

In the fourth fiscal quarter, the Company completed a pre-Investigational New Drug (“pIND”) application discussion with the U.S. Food and Drug Administration (“FDA”) regarding manufacturing, preclinical studies and early clinical development plans for INM-088, a CBN formulation in development for glaucoma. The Company gained alignment with FDA on the design of the initial Phase 1-2 clinical trial to gather preliminary data on the safety and efficacy of INM-088 treatment. Management expects to file regulatory applications in the first half of the calendar year 2024 to initiate a human clinical trial.

As referenced in a recent international journal publication [Biochimica et Biophysical Acta (BBA) - Molecular Basis of Disease, Volume 1868, Issue 3, 1 March 2022, 166325], InMed’s preclinical research demonstrates that CBN is effective at providing neuroprotection to the retinal ganglion cells and reducing intraocular pressure in glaucoma models, and outperformed several other naturally occurring cannabinoids, including tetrahydrocannabinol (“THC”).

New cannabinoid analogs and other R&D programs

Advancing the research and development of cannabinoid analogs remains a high priority for the Company. In April 2022, the Company announced the publication of a patent application in North America for several cannabinoid analogs. This patent application, covering potentially hundreds of new chemical entities, has broad claims directed to their molecular structure, therapeutic uses and methods of manufacturing.

In addition, the Company also initiated a research collaboration agreement with the Department of Biotechnological and Applied Clinical Sciences, University of L’Aquila (Italy) in the laboratory of Dr. Mauro Maccarrone. Dr. Maccarrone’s lab will be screening the Company’s novel cannabinoid analogs to investigate pharmacological properties and potential therapeutic uses.

In April, BayMedica announced it will be providing rare cannabinoids for use in Radicle Science, Inc.’s Radicle Energy rare cannabinoid study to assess the effects of delta-9 (“d-9”) dominant tetrahydrocannabivarin (“THCV”) on energy, focus/attention, appetite and weight/BMI. BayMedia is supplying its highly pure d-9 dominant THCV, formulated into a proprietary lozenge manufactured by Trokie. The Study has been ongoing throughout the summer and results are expected in October 2022.

The Company continues to advance discovery work for the potential use of cannabinoid analogs to improve neuronal function and provide neuroprotection for treating neurodegenerative disorders such as Alzheimer’s disease, Parkinson’s disease and Huntington’s disease. To date, screening for this indication has yielded interesting analog candidates and the Company will continue to proceed with its plan to find an appropriate compound for a preclinical development program.

BayMedica commercial activities

As previously announced on September 8, 2022, the Company will be reducing its focus on the BayMedica commercial business targeted to the health & wellness sector. BayMedica will continue to explore potential opportunities for structured supply agreements, commercial collaborations and review other strategic alternatives for the commercial aspect of its business. The research and development activities focused on the generation of proprietary cannabinoid analogs to support the Company’s pharmaceutical drug development programs will continue at BayMedica.

Corporate

Subsequent to fiscal year end, Michael Woudenberg was appointed Chief Operating Officer of the Company, overseeing all day-to-day operations. Mr. Woudenberg was previously Senior Vice President of Chemistry, Manufacturing and Controls and has been an integral part of the executive team for the last four years, supporting multiple functions within the organization.

In the second half of fiscal 2022 and during the subsequent months, InMed and its BayMedica subsidiary implemented significant cost saving measures, including some personnel changes. These initiatives included a reduction in total headcount and voluntary salary reductions for several members of management. These changes have resulted in a reduction by approximately 25% of the current workforce. This reduction in headcount, along with other cost reduction initiatives, is expected to result in human resource expense savings of approximately 30% on an annualized basis. As part of these reductions, InMed President and CEO Eric A. Adams volunteered a 28% reduction in salary as compared to the previous year. Also, as part of these expense reduction initiatives, no employee received an annual performance bonus for fiscal year 2022.

Along with ongoing cost saving initiatives, in the fourth quarter and subsequent months, the Company successfully conducted a series of financing events to further capitalize the Company and its ongoing development programs. In June 2022, the Company closed a registered direct offering and concurrent private placement for total proceeds of approximately $5 million. In August 2022, the Company announced a share consolidation of 1:25 in order to regain compliance with Nasdaq's continued listing requirements and subsequently received notification of compliance on September 21, 2022 from the exchange. Most recently, on September 13, 2022, the Company closed an additional $6 million private placement with two healthcare-focused institutional investors.

Financial and Operational Highlights:

For the year ended June 30, 2022, the Company recorded a net loss of $18.6 million, or $33.17 per share, compared with a net loss of $10.2 million or $37.96 per share, for the previous year.

Research and development and patents expenses were $7.3 million for year ended June 30, 2022, compared with $5.3 million for the year ended June 30, 2021. The increase in research and development and patents expenses was due to the inclusion of BayMedica operating results following the acquisition date and due to increased activities related to the INM-755 Phase 2 clinical trial.

The Company incurred general and administrative expenses of $6.9 million for the year ended June 30, 2022, representing a 54% increase on the previous year. The increase is due to the inclusion of BayMedica operating results following the acquisition date, a combination of changes including investor relations expenses, accounting fees and legal fees and substantially higher insurance fees resulting from our listing on the Nasdaq capital market.

The Company realized sales of $1.1 million in our BayMedica segment for the year ended June 30, 2022, the result of the manufacturing and sale of bulk rare cannabinoid products following the acquisition of BayMedica in October 2021. As the year ended June 30, 2021 predated the acquisition of BayMedica, there are no comparable revenues in 2021.

As of June 30, 2022, the Company’s cash, cash equivalents and short-term investments were $6.2 million. Subsequent to the recent financing on September 13, 2022, the Company has a current cash position of approximately $10 million. Based on the current forecast, which is subject to potential revisions in the future, the Company’s current cash reserves are estimated to last into the second half of fiscal 2023, and possibly into the first quarter of fiscal 2024, (being the third calendar quarter of 2023), depending on the level and timing of realizing revenues from the sale of BayMedica inventory as well as the level and timing of the Company operating expenses.

As a result of the decision to refocus on its core business in the pharmaceutical drug development area and reduce efforts in BayMedica’s commercial business, the Company incurred a non- cash impairment of intangible assets and goodwill of $3.5 million in the BayMedica segment for the year ended June 30, 2022.

Outlook

As the Company enters fiscal 2023, management is very encouraged by the strength of its pharmaceutical programs, with several material milestones anticipated in the coming quarters. Completing enrollment and concluding the Phase 2 clinical trial in EB will be an important milestone for InMed and, if those results are positive, may support potential partnerships for the next development phases of the program. The Company also looks forward to completing the remaining preclinical work on the glaucoma program with the goal of moving into human trials in 2024. Importantly, advancing to human trials in a disease indication with a very large patient population like glaucoma will be a significant development for the Company. Management looks forward to updating investors over the coming months.

Table 1: Consolidated Balance Sheets:

InMed Pharmaceuticals Inc.
CONSOLIDATED BALANCE SHEETS
As at June 30, 2022 and 2021
Expressed in U.S. Dollars

	June 30,	June 30,
	2022	2021
	$	$
ASSETS
Current
Cash and cash equivalents	6,176,866	7,363,126
Short-term investments	44,804	46,462
Accounts receivable	88,027	11,919
Inventories	2,490,854	-
Prepaids and other assets	797,225	956,762
Total current assets	9,597,776	8,378,269

Non-Current
Property, equipment and ROU assets, net	904,252	326,595
Intangible assets, net	2,108,915	1,061,697
Other assets	176,637	14,655
Total Assets	12,787,580	9,781,216

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities	2,415,265	2,134,878
Current portion of lease obligations	404,276	80,483
Acquisition consideration payable	500,000	-
Total current liabilities	3,319,541	2,215,361

Non-current
Lease obligations	389,498	189,288
Total Liabilities	3,709,039	2,404,649

Shareholders' Equity
Common shares, no par value, unlimited authorized shares:
650,667 (June 30, 2021 - 322,028) issued and outstanding	70,718,461	60,587,417
Additional paid-in capital	31,684,098	21,513,051
Accumulated deficit	(93,452,587)	(74,852,470)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders' Equity	9,078,541	7,376,567
Total Liabilities and Shareholders' Equity	12,787,580	9,781,216

Table 2: Consolidated Statements of Operations and Comprehensive Loss:

InMed Pharmaceuticals Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the year ended June 30, 2022 and 2021
Expressed in U.S. Dollars

	Year Ended
	June 30
	2022	2021
	$	$

Sales	1,089,435	-
Cost of sales	545,889	-
Gross profit	543,546	-

Operating Expenses
Research and development and patents	7,282,615	5,338,084
General and administrative	6,867,030	4,479,333
Amortization and depreciation	185,657	120,866
Impairment of intangible assets and goodwill	3,472,593	-
Total operating expenses	17,807,895	9,938,283

Other Income (Expense)
Interest and other income	96,090	16,017
Finance expense	-	(360,350)
Unrealized gain on derivative warrants liability	-	242,628
Warrant modification expense	(1,314,307)	-
Foreign exchange loss	(117,551)	(163,101)
Net loss for the year	(18,600,117)	(10,203,089)

Other Comprehensive Gain
Foreign currency translation gain	-	430,443
Total comprehensive loss for the year	(18,600,117)	(9,772,646)

Net loss per share for the year
Basic and diluted	(33.17)	(37.96)
Weighted average outstanding common shares
Basic and diluted	560,829	268,793

Table 3: Consolidated Statements of Cash Flows:

InMed Pharmaceuticals Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended June 30, 2022 and 2021
Expressed in U.S. Dollars

	2022	2021
Cash provided by (used in):	$	$

Operating Activities
Net loss for the period	(18,600,117)	(10,203,089)
Items not requiring cash:
Amortization and depreciation	185,657	120,866
Share-based compensation	697,894	610,193
Shares issued for services	79,879	-
Amortization of right-of-use assets	326,133	107,828
Loss on disposal of assets	11,355	555
Interest income received on short-term investments	(115)	131
Unrealized gain on derivative warrants liability	-	(242,628)
Unrealized foreign exchange loss	1,770	(445)
Impairment of intangible assets and goodwill	3,472,593	-
Payments on lease obligations	(341,862)	(93,951)
Finance expense	-	360,350
Warrant modification expense	1,314,307	-
Changes in non-cash working capital:
Inventories	(2,003,732)	-
Prepaids and other assets	190,661	(823,172)
Other non-current assets	(61,432)	(14,161)
Accounts receivable	(40,008)	40,198
Accounts payable and accrued liabilities	(811,599)	346,685
Deferred revenue	(5,142)	-
Total cash used in operating activities	(15,583,758)	(9,790,640)

Investing Activities
Cash acquired from acqusition of BayMedica	91,566	-
Acquisition consideration payable	(300,457)	-
Purchase of property and equipment	(39,108)	(1,725)
Loan receivable	(425,000)	-
Total cash used in investing activities	(672,999)	(1,725)

Financing Activities
Shares issued for cash	17,146,114	12,472,500
Share issuance costs	(1,784,791)	(1,617,778)
Repayment of debt	(290,826)	-
Total cash provided by financing activities	15,070,497	10,854,722
Effects of foreign exchange on cash and cash equivalents	-	494,960
Increase (decrease) in cash during the period	(1,186,260)	1,557,317
Cash and cash equivalents beginning of the period	7,363,126	5,805,809
Cash and cash equivalents end of the period	6,176,866	7,363,126

About InMed: InMed Pharmaceuticals is a global leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs.  We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: initiating a research collaboration agreement to further screen cannabinoid analogs for potential therapeutic uses: realigning its focus and resources towards advancing its pharmaceutical drug development programs with the aim of achieving important milestones in the coming quarters and year; evaluating the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and wound healing over a 28-day treatment period; anticipating that the inclusion of adolescents will have a positive impact on the enrollment rate for the remainder of the clinical trial; enrollment is anticipated to complete during the calendar year 2022; expectation for two more sites to be fully activated soon; expecting to file regulatory applications in the first half of the calendar year 2024 to initiate a human clinical trial; advancing the research and development of cannabinoid analogs remains a high priority for the Company; the analog patent application, potentially covering hundreds of new chemical entities, having broad claims directed to their molecular structure, therapeutic uses and methods of manufacturing; the screening the Company’s novel cannabinoid analogs to investigate pharmacological properties and potential therapeutic uses; advancing discovery work for the potential use of cannabinoid analogs to improve neuronal function and provide neuroprotection for treating neurodegenerative disorders; continuing to proceed with our plan to find an appropriate compound for a preclinical development program; continuing to explore potential opportunities for structured supply agreements, commercial collaborations and review other strategic alternatives for the commercial aspect of its business; continuing research and development activities focused on the generation of proprietary cannabinoid analogs to support the Company’s pharmaceutical drug development programs; implementing significant cost saving measures in an effort to streamline operations; reduction in headcount, along with other cost reduction initiatives, is expected to result in human resource cost savings of approximately 30% on an annualized basis; current forecast, which is subject to potential revisions in the future, the Company’s current cash reserves are estimated to last into the second half of fiscal 2023, and possibly into the first quarter of fiscal 2024; being encouraged by the strength of its pharmaceutical programs, with several material milestones anticipated in the coming quarters; the potential for partnerships for the next development phases of the EB program if Phase 2 results are positive.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.